Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

March 22, 2014

by and among

ALBANY MOLECULAR RESEARCH, INC.,

ALCU ACQUISITION CORP.,

CEDARBURG PHARMACEUTICALS, INC.

and

JAMES C. GALE,
as the Holder Representative

2.21	Environmental Matters	25
2.22	Absence of Changes	26
2.23	Affiliate Transactions	26
2.24	Accounts Payable; Accounts Receivable.	26
2.25	Illegal Payments	26
2.26	Regulatory Matters	27

Article III. REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		29

3.1	Corporate Organization	29
3.2	Due Authorization	30
3.3	No Conflict	30
3.4	Litigation and Proceedings	30
3.5	Governmental Authorities; Consents	30
3.6	Brokers’ Fees	31

Article IV. COVENANTS OF THE COMPANY		31

4.1	Conduct of Business	31
4.2	Inspection	33
4.3	Notice of Certain Events	33
4.4	Code § 280G Vote	33
4.5	Stockholder Approval	33
4.6	Exclusivity	34

Article V. COVENANTS OF ACQUIROR		34

5.1	Indemnification and Insurance	34
5.2	WARN Act	35

Article VI. JOINT COVENANTS		35

6.1	Support of Transaction; Consents	35
6.2	Tax Matters	35
6.3	Termination of Affiliate Obligations	37

Article VII. CLOSING		37

7.1	Filing of Certificate of Merger	37
7.2	Closing	37

Article VIII. CONDITIONS TO OBLIGATIONS		38

8.1	Conditions to Obligations of Acquiror, Merger Sub and the Company	38
8.2	Conditions to Obligations of Acquiror and Merger Sub	38
8.3	Conditions to the Obligations of the Company	40

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Article IX. TERMINATION/EFFECTIVENESS		40

9.1	Termination	40
9.2	Effect of Termination	41

Article X. HOLDER REPRESENTATIVE		42

10.1	Designation and Replacement of Holder Representative	42
10.2	Authority and Rights of the Holder Representative; Limitations on Liability	42

Article XI. INDEMNIFICATION		42

11.1	Survival of Representations, Warranties and Covenants	42
11.2	Indemnification	43
11.3	Indemnification Claim Procedures	44
11.4	Limitations on Indemnification Liability.	45
11.5	Materiality	46
11.6	Limitation on Contribution and Certain Other Rights	46
11.7	Insurance	46

Article XII. MISCELLANEOUS		47

12.1	Waiver	47
12.2	Notices	47
12.3	Assignment	48
12.4	Rights of Third Parties	48
12.5	Expenses	48
12.6	Governing Law	49
12.7	Captions; Counterparts	49
12.8	Schedules and Exhibits	49
12.9	Construction	49
12.10	Entire Agreement	50
12.11	Amendments	50
12.12	Publicity	50
12.13	Severability	50
12.14	Jurisdiction	50
12.15	Service of Process	51
12.16	Specific Performance and Remedies	51
12.17	No Reliance	51

CERTAIN DEFINITIONS		56

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Schedules & Exhibits

Schedule A – Certain Definitions

Schedule B – Alcon Expenses; Ongoing Hauser Expenses

Schedule C - Acquiror-Funded Change in Control Payments

Schedule D – Working Capital

Exhibit A - Certificate of Merger

Exhibit B – Form of Escrow Agreement

Exhibit C – Form of Release Agreement

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of March 22, 2014, is entered into by and among Albany Molecular Research, Inc., a Delaware corporation (“Acquiror”), AlCu Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), Cedarburg Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and James C. Gale, solely in his capacity as the initial Holder Representative hereunder. Capitalized terms used herein but not defined shall have the meaning ascribed to such term on Schedule A.

RECITALS

WHEREAS, the respective Boards of Directors of Acquiror, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”); and

WHEREAS, the respective Boards of Directors of Acquiror and the Company have determined that the Merger is in the best interest of their respective stockholders; and

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, James C. Gale shall serve as a representative of the holders of Capital Stock.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I.
THE MERGER

1.1 Merger. Acquiror, Merger Sub and the Company are hereby adopting a plan of merger, providing for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation. The Merger shall be consummated in accordance with this Agreement and evidenced by a Certificate of Merger between Merger Sub and the Company in substantially the form of Exhibit A hereto (the “Certificate of Merger”), such Merger to be consummated as of the Effective Time (as defined below). Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation in the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”) shall continue its corporate existence under the DGCL as a wholly-owned subsidiary of Acquiror.

1.2 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall be the Certificate of Incorporation and Bylaws of the Company as amended to be identical to the Certificate of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and under the DGCL. The directors and officers of the Merger Sub immediately prior to the Effective Time shall be the directors and officers of Surviving Corporation immediately after the Effective Time.

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1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Conversion of Shares; Merger Consideration; Payment of Escrow Amount.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Capital Stock, (i) each share (a “Share”) of Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares held by Dissenting Stockholders, which Dissenting Shares shall not constitute “Shares” hereunder) shall be converted into and become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 1.4(e), and (ii) each share of Capital Stock that is owned by the Company shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable therefor.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) The aggregate consideration payable by Acquiror in connection with the Merger and the transactions contemplated hereby shall be cash in an amount equal to $41,000,000 and the assumption of certain liabilities (the “Merger Consideration”). At the Closing, Acquiror shall pay (i) to the Stockholders, at the direction of the Holder Representative) an amount equal to the Estimated Merger Consideration less the sum of (A) Estimated Closing Date Indebtedness, plus (B) Estimated Company Transaction Expenses, plus (C) the Estimated Ongoing Hauser Expenses, plus (D) the Escrow Amount, plus (E) the Estimated CIC Payments; and (ii) to the Escrow Agent an amount equal to $4,600,000 (the “Escrow Amount”) to be held in an escrow account (the “Escrow Fund”).

(d) The Escrow Amount shall be held in escrow in accordance with the terms of an escrow agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”). The Escrow Agreement shall provide for (i) the distribution of any funds in the Escrow Fund in excess of $2,300,000, which excess amount shall be reduced by the amount of any pending, unresolved Indemnification Claims, to such accounts and in such allocations as directed in writing by the Holder Representative on the first anniversary of the Closing Date (the “Initial Release Date”), and (ii) the distribution of any remaining funds in the Escrow Fund to such accounts and in such allocations as directed in writing by the Holder Representative on the day that falls fifteen months after the Closing (such date, the “Escrow Termination Date”). The Escrow Amount shall serve, except with respect to the Subject Losses and adjustments in accordance with Section 1.6(c), as the sole and exclusive source of payment of the Sellers’ respective obligations under this Agreement and shall be held, invested and distributed in accordance with the terms of the Escrow Agreement; provided, however, that all such Subject Losses for which indemnification is required hereunder shall be satisfied first out of the Escrow Amount.

(e) Each former Stockholder (other than Dissenting Stockholders) shall be entitled to receive, in respect of the Shares held by such holder immediately prior to the Effective Time, the portion of the Merger Consideration, if any, attributed to such Stockholder as set forth in the Distribution Schedule, upon proper completion and submission of a Letter of Transmittal and all Certificates (or Lost Stock Affidavits) representing his, her or its shares of Capital Stock.

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(f) As of the Closing, each Company Option that is outstanding immediately prior to the Closing shall be cancelled without payment of any consideration to the holder. Prior to the Closing, the Company shall take all action necessary to effect the foregoing.

1.5 Pre-Closing Adjustment.

(a) Not later than three Business Days prior to the anticipated Closing Date, the Company shall deliver to Acquiror an estimated draft balance sheet of the Company as of the Closing prepared in good faith and in a form reasonably acceptable to Acquiror (the “Estimated Closing Balance Sheet”), prepared in accordance with GAAP and consistent with the principles and methodologies used to determine the Target Working Capital, together with a schedule and worksheet setting forth the Company’s good faith estimate of the (i) Working Capital ascertained from the Estimated Closing Balance Sheet (the “Estimated Working Capital”); (ii) unpaid Indebtedness of the Company as of the Closing Date (the “Estimated Closing Date Indebtedness”); (iii) unpaid Transaction Expenses of the Company (the “Estimated Company Transaction Expenses”); (iv) the Ongoing Hauser Expenses (the “Estimated Ongoing Hauser Expenses”) and (v) unpaid Change in Control Payments (the “Estimated CIC Payments”). If the amount of the Estimated Working Capital is less than the Target Working Capital, then such deficiency shall be deducted from the Merger Consideration, and if the Estimated Working Capital is greater than the Target Working Capital, then such excess shall be added to the Merger Consideration. The Merger Consideration, following the adjustment contemplated by this Section 1.5(a), is referred to herein as the “Estimated Merger Consideration”.

(b) Together with the delivery of the Estimated Closing Balance Sheet, the Company shall deliver to Acquiror (i) the Preliminary Distribution Schedule and (ii) a schedule, certified by the Company (the “Disbursement Schedule”), setting forth:

(i) the portion of Estimated Closing Date Indebtedness set forth next to the name of each Person being allocated such portion of the Estimated Closing Date Indebtedness;

(ii) the portion of the Estimated Company Transaction Expenses set forth next to the name of each Person being allocated such portion of the Estimated Company Transaction Expenses; and

(iii) the portion of the Estimated CIC Payments to be paid to each recipient thereof (assuming no failure of any of the conditions to each such recipient’s receipt of an Estimated CIC Payment prior to the Closing); and

(iv) detailed wire instructions for each Person listed on the Disbursement Schedule.

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1.6 Post-Closing Adjustments.

(a) Within ninety (90) days after the Closing Date, Acquiror shall deliver to the Holder Representative a statement (the “Closing Statement”) setting forth Acquiror’s calculations of the Working Capital, unpaid Indebtedness of the Company, unpaid Transaction Expenses of the Company, unpaid Change in Control Payments and Ongoing Hauser Expenses, in each case as of the Closing, and shall make available to the Holder Representative reasonable documentation relating to Acquiror’s preparation of the Closing Statement. The Closing Statement shall be prepared in accordance with GAAP and consistent with the determination of the Estimated Closing Balance Sheet.

(b) If the Holder Representative disputes the correctness of the Closing Statement or Acquiror’s computation of the amounts set forth therein, the Holder Representative shall notify Acquiror of its objections within thirty (30) days after the delivery of the Closing Statement, setting forth in reasonable detail the reasons for such objections. If the Holder Representative fails to deliver such notice within such period, the Holder Representative shall be deemed to have accepted the Closing Statement and Acquiror’s computation of the Working Capital, unpaid Indebtedness of the Company, unpaid Transaction Expenses of the Company, unpaid Change in Control Payments and Ongoing Hauser Expenses, in each case as of the Closing, as set forth therein. If the Holder Representative delivers such objection notice within such period, Acquiror and the Holder Representative shall endeavor in good faith to resolve their disputes over the amounts set forth in the Closing Statement within twenty (20) days after receipt of such notice by Acquiror. If Acquiror and the Holder Representative are able to resolve all such disputes within such time period, the Closing Statement and computation of the amounts set forth therein as agreed upon by such parties shall be final. If Acquiror and Holder Representative are not able to resolve all such disputes within such time period, the remaining disputes shall be submitted to BDO Seidman or another nationally recognized accounting firm in the United States that is mutually acceptable to Acquiror and the Holder Representative (such selected accounting firm, the “Independent Accountant”). Acquiror and the Holder Representative shall instruct the Independent Accountant to resolve all remaining disputes within thirty (30) days following submission of all documentation to the Independent Accountant, with the Independent Accountant’s determination based solely upon the written presentations, if any, made by Acquiror, on the one hand, and the Holder Representative, on the other hand. The decision of the Independent Accountant shall be final and binding on the parties and their Affiliates (absent bad faith, manifest error or fraud). The fees and expenses of the Independent Accountant shall be borne equally by the Sellers, on the one hand, and Acquiror, on the other hand. If Acquiror or the Holder Representative or their Affiliates from time to time has or has had any material relationship to the Independent Accountant (the “Conflicted Party”), the Conflicted Party shall notify the other party in writing (the “Conflict Notice”) prior to submission of the dispute to the Independent Accountant, and the other party shall have the right to require that the parties select a different nationally recognized accounting firm by delivering written notice to the Conflicted Party within five (5) Business Days following receipt of the Conflict Notice, such firm to be selected by Acquiror and the Holder Representative (or, if Acquiror and the Holder Representative cannot agree on such a firm, they shall cause their respective selected accounting firms to select such a firm).

(c) If the final determination of the Working Capital, unpaid Indebtedness of the Company, unpaid Transaction Expenses of the Company, unpaid Change in Control Payments or Ongoing Hauser Expenses, as provided in this Section 1.6, results in a determination of an overpayment by Acquiror pursuant to Section 1.4(c), then, within ten (10) Business Days after such determination, Holder Representative and Acquiror shall execute and deliver to the Escrow Agent joint written instructions to the Escrow Agent directing the Escrow Agent to pay such amount to Acquiror out of the Escrow Amount.

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(d) If the final determination of the Working Capital, unpaid Indebtedness, unpaid Transaction Expenses of the Company, unpaid Change in Control Payments or Ongoing Hauser Expenses, as provided in this Section 1.6, results in a determination of an underpayment by Acquiror pursuant to Section 1.4(c), then, within ten (10) Business Days after such determination, Acquiror shall pay the amount of such deficiency by wire transfer of immediately available funds to the accounts and in the allocations designated in writing by the Holder Representative consistent with the Distribution Schedule.

1.7 Payment and Exchange of Certificates.

(a) After the Effective Time, each holder of an outstanding certificate or certificates for Shares (collectively, the “Certificates”), upon surrender of such Certificates and a letter of transmittal in a form provided by the Acquiror and reasonably acceptable to the Company (“Letter of Transmittal”) to the Acquiror, shall be entitled to receive from the Acquiror in exchange therefor such portion of the Estimated Merger Consideration then due and payable into which such holder’s Shares shall have been converted as a result of the Merger. Pending such surrender and exchange of a holder’s Certificate(s) and a Letter of Transmittal, a holder’s Certificate(s) and Letter of Transmittal and any documents evidencing a holder’s Options or Warrants shall be deemed for all purposes to evidence only such holder’s right to receive the portion of the Merger Consideration into which such Shares, shall have been converted by the Merger.

(b) Before the Effective Time, the Company shall mail to each holder of Capital Stock a Letter of Transmittal and instructions for use in effecting the surrender of his, her or its Certificates, in exchange for payment of the applicable Merger Consideration therefor. The Company shall deliver to Acquiror at Closing each such Certificate and properly completed and executed Letter of Transmittal as has been received at such time.

1.8 Effective Time; Closing Date. Assuming all of the conditions set forth in Article VIII of this Agreement have been fulfilled or waived, and provided that this Agreement has not been terminated pursuant to the provisions hereof, on the Closing Date, Merger Sub and the Company shall cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. For purposes of this Agreement, the “Effective Time” shall mean the time at which the Certificate of Merger has been duly filed in the Office of the Secretary of State of the State of Delaware and has become effective in accordance with the DGCL.

1.9 Transaction Expenses of the Company. At the Closing, to the extent not paid by the Company prior to the Closing, Acquiror shall pay, on behalf of the Company and as a deduction from the Estimated Merger Consideration (as provided in Section 1.4(c)), the unpaid Estimated Company Transaction Expenses by wire transfer of immediately available funds in accordance with the Disbursement Schedule.

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1.10 Repayment of Indebtedness. At the Closing, except for the capital lease obligations identified on Schedule 1.10 hereto, to the extent not paid by the Company prior to the Closing, Acquiror shall pay, on behalf of the Company and as a deduction from the Estimated Merger Consideration (as provided in Section 1.4(c)), the portion of unpaid Estimated Closing Date Indebtedness in the amount set forth in the applicable invoice or payoff letter in accordance with the terms of the payment instructions set forth therein.

1.11 Change in Control Payments. At the Closing, Acquiror shall fund to the Company by wire transfer of immediately available funds an amount equal to the Acquiror-Funded Change in Control Payments and the Surviving Corporation shall pay the Acquiror-Funded Change in Control Payments and all Change in Control Payments in accordance with the agreements pursuant to which they are owed.

1.12 Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit, in a form reasonably acceptable to the Acquiror (a “Lost Stock Affidavit”), of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and upon proper completion and submission of a Letter of Transmittal, Acquiror shall issue in exchange for such lost, stolen or destroyed Certificate the Estimated Merger Consideration deliverable on the date of such receipt of such affidavit in respect thereof as determined in accordance with this Article I.

1.13 Dissenting Shares. Notwithstanding the foregoing provisions of this Article I, the Dissenting Shares shall not be converted into a right to receive the Estimated Merger Consideration (and the amount of Estimated Merger Consideration shall be correspondently reduced) and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (a) if any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 262 of the DGCL, or (b) if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment for such holder’s shares under Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall not constitute a Dissenting Share and shall be treated as if it had been converted, as of the Effective Time, into a right to receive from the Surviving Corporation the portion of the Estimated Merger Consideration deliverable in respect thereof as determined in accordance with this Article I, without any interest thereon.

1.14 Withholding. Notwithstanding any other provision in this Agreement, Acquiror shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated in this Agreement, to any person such amounts that Acquiror is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Law. To the extent that amounts are so withheld by Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made, and Acquiror shall disburse such withheld amounts to the applicable Governmental Authority.

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1.15 Tax Treatment. The parties intend and agree to treat the Merger as a qualified stock purchase of Company under Section 338 of the Code, as outlined in Revenue Ruling 90-95, Situation 1. For federal income tax purposes, any payment to the Stockholders of the Escrow Amount will be treated as a payment of the deferred purchase price, eligible to be taxed to the Stockholders under the installment sale provisions of Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate, and may be subject to imputation of interest under Section 483 or Section 1274 of the Code. Any interest and income arising from the Escrow Amount will be paid to and included in the gross income of the Stockholders. None of the Acquiror, the Company or the Stockholders shall take a position in any Tax Return or examination or other administrative or judicial proceeding (including any ruling request) relating to any Taxes that are inconsistent with such treatment.

Article II.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Acquiror and Merger Sub that, except as set forth in the Disclosure Schedule to this Agreement, the following representations are true and correct as of the date of this Agreement. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article II, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1 Corporate Organization of the Company and Subsidiaries. The Company and each Subsidiary has been duly incorporated and is validly existing as a corporation in good standing under the Laws of its state of incorporation and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the Certificate of Incorporation and Bylaws of the Company and each Subsidiary previously made available by the Company to Acquiror are true, correct and complete. The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books and the stock record books for the Company and each Subsidiary are correct in all material respects and contain copies of all organizational documents and material actions taken by such entity’s board of directors and stockholders. The Company and each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on the Company.

2.2 Subsidiaries. The Company does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

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2.3 Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the approvals discussed below) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other corporate proceeding or action on the part of the Company is necessary to authorize this Agreement (other than the adoption of this Agreement by the Company’s stockholders, which adoption will occur promptly following execution of this Agreement by the Company). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

2.4 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 2.5 or on Schedule 2.5, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of, any applicable Law, the Certificate of Incorporation, Bylaws or other organizational documents of the Company or any Subsidiary, or result in a material breach of any agreement, indenture or other instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or constitute an event which, after notice or lapse of time or both, would result in any such material violation, material breach, termination or creation of a Lien or result in a material violation or revocation of any required license, permit or approval from any Governmental Authority or other Person.

2.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, (i) no consent, material approval or authorization of, or designation, declaration or filing with, any Governmental Authority and (ii) no material consent, approval or authorization of, or designation, declaration or filing with any other Person is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger in accordance with the DGCL.

2.6 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of (i) 40,000,000 shares of Common Stock, of which 512,340 shares are issued and outstanding as of the date of this Agreement and (ii) 39,000,000 shares of Preferred Stock, of which 18,000,000 are designated as Series A-2 Stock, 15,505,891 of which are outstanding as of the date of this Agreement, of which 20,979,000 are designated as Series A-3 Stock, 16,077,036 of which are outstanding as of the date of this Agreement and of which 21,000 are designated as Series B Stock, 21,000 of which are outstanding as of the date of this Agreement. As of the date hereof, all of the issued and outstanding shares of Capital Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws. Schedule 2.6(a) sets forth a true and correct list of the capitalization and the Stockholders as of the date hereof.

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(b) The Company has not granted any outstanding options, warrants, subscriptions, rights (including any preemptive rights) or other securities convertible into or exchangeable or exercisable for shares of the Common Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Common Stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of the capital stock of, or other equity or voting interest in, the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company to which the Company is a party or is bound. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the Stockholders on any matter. There are no contracts to which the Company is a party or by which it is bound to vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company. There are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party.

2.7 Financial Statements. Attached as Schedule 2.7 hereto are (a) the audited consolidated balance sheets and statements of income, cash flow and stockholders’ equity of the Company as of and for the twelve-month periods ended December 31, 2013 and December 31, 2012 and (b) an unaudited consolidated balance sheet and statements of income and cash flow of the Company as of and for the two-month period ended February 28, 2014 (the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company as of the dates and for the periods indicated in such Financial Statements. Each of the Financial Statements (i) is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and (ii) has been prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments (none of which shall be material individually or in the aggregate) and the absence of footnote disclosure.

2.8 Undisclosed Liabilities. As of the date of this Agreement, to the Knowledge of the Company, there is no liability, debt or obligation of or claim, whether accrued, absolute, contingent, asserted, unasserted or otherwise, in excess of $10,000 against the Company or any Subsidiary of any nature of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Company or (c) incurred as a result of the transactions contemplated by this Agreement.

2.9 Litigation and Proceedings. As of the date of this Agreement, there are no claims, actions or other Proceedings pending or, to the Knowledge of the Company, threatened in writing (i) against the Company or any Subsidiary, or (ii) to the Knowledge of the Company, against any officer, director or key employee of the Company in their respective capacities in such positions. As of the date hereof, the Company and its Subsidiaries are not subject to any unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority which would reasonably be expected to (i) prevent or delay the consummation of the transactions contemplated hereby or (ii) have, individually or in the aggregate, a Material Adverse Effect on the Company.

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2.10 Legal Compliance. To the Knowledge of the Company, the Company and each Subsidiary is, as of the date of this Agreement, in compliance with all applicable Laws in all material respects. Neither the Company nor any Subsidiary has received any written notice of any material violation of, or material failure to comply with any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Company and each Subsidiary or any of its properties. Neither the Company nor any Subsidiary has entered into or been subject to any material judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company or any Subsidiary or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Company or any Subsidiary.

2.11 Contracts; No Defaults.

(a) Schedule 2.11 contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any Subsidiary is a party. True, correct and complete copies of the Contracts listed on Schedule 2.11 have been delivered to or made available to Acquiror or its agents or representatives.

(i) Each Contract (other than purchase orders with suppliers or customers entered into in the ordinary course of business) that the Company reasonably anticipates will involve aggregate payments or consideration furnished by or to the Company or any Subsidiary of more than $25,000 in any year;

(ii) Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any Subsidiary (other than in the ordinary course of business), other than Contracts in which the applicable acquisition or disposition has been consummated and there are no obligations (contingent or otherwise) remaining;

(iv) Each Contract concerning Owned Real Property, Leased Real Property, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property;

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(v) Each joint venture Contract and each partnership agreement or limited liability company agreement to which the Company or any Subsidiary, on the one hand, and any third party, on the other hand, are parties;

(vi) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $25,000 in any calendar year;

(vii) Each License In or License Out that involves aggregate payments to or by the Company or any Subsidiary in excess of $25,000 in any calendar year;

(viii) Each Contract that contains a covenant not to compete, or other covenant restricting the development, manufacture, marketing or distribution of products and services of the Company or any Subsidiary;

(ix) Each material Contract that imposes any confidentiality, standstill or similar obligation on the Company or any Subsidiary, except for those entered into in the ordinary course of business;

(x) Each Contract that contains a right of first refusal, first offer or first negotiation in favor of any party other than the Company or any Subsidiary;

(xi) Each Contract pursuant to which the Company or any Subsidiary has granted any exclusive marketing, sales, use or distribution rights to any third party;

(xii) Each Contract relating to stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company or any Subsidiary, including, without limitation, any agreement with any stockholder of the Company which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

(xiii) Each collective bargaining Contract or other agreement with any labor union or other employee representative of a group of Employees;

(xiv) Each Contract that provides any transaction bonus, discretionary bonus, “stay-put” or other payments to be made (whether required or discretionary) to Employees of the Company or any Subsidiary at Closing as a result of the execution of this Agreement or consummation of the transactions contemplated hereby;

(xv) Each Contract with an officer or key employee of the Company or any Subsidiary regarding the terms and conditions of such officer’s or key employee’s employment; and

(xvi) Each Contract that provides for any payments of severance upon termination of employment.

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(b) As of the date of this Agreement, each of the Contracts set forth on Schedule 2.11(a) (i) is in full force and effect, (ii) represents a legal, valid and binding obligation of the Company or a Subsidiary, as applicable, (iii) to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto and (iv) is enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company has not received any written notice or threat to terminate any Contract listed on Schedule 2.11(a). (A) Neither the Company or a Subsidiary, as applicable, nor, to the Knowledge of the Company, any other party thereto is in material breach of or material default under any such Contract, (B) as of the date of this Agreement, the Company has not received any written claim or notice of material breach of or material default under any such Contract, and (C) to the Knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both).

2.12 Employee Benefit Plans.

(a) Schedule 2.12(a) sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and any other plan, policy or program providing compensation or other benefits to any current or former director, officer, independent contractor or employee, which are maintained, sponsored or contributed to by the Company, or under which the Company or any ERISA Affiliate has or could reasonably be expected to have any obligation or liability (each a “Company Benefit Plan”).

(b) With respect to each Company Benefit Plan, the Company has delivered to Acquiror correct and complete copies of (i) each Company Benefit Plan and any trust agreement relating to such plan, (ii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan, (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Company Benefit Plan and (vii) all non-routine correspondence to and from any state or federal agency with respect to such Company Benefit Plan.

(c) (i) Each Company Benefit Plan is and has been operated and administered in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code, and (ii) all payments and/or contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made on a timely basis and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP in accordance with the terms of the applicable Company Benefit Plan and applicable Law.

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(d) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified in form and has received a favorable determination letter from the IRS regarding its qualification under such section or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance to the extent permitted by applicable Law, or has time remaining for application to the IRS for a determination of the qualified status of such Company Benefit Plan for any period for which such Company Benefit Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Benefit Plan to lose such qualification except as restored under Rev. Proc. 2013-12 (or any predecessors to such guidance). Each Company Benefit Plan may be amended, terminated, or otherwise modified by the Company as permitted by applicable law. Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Benefit Plan. Each asset held under any such Company Benefit Plan may be liquidated or terminated without the imposition of any material liability.

(e) No Company Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code. No Company Benefit Plan is a multiemployer pension or welfare benefit plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or is or was a plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and neither the Company nor any ERISA Affiliate has ever sponsored or contributed to or been required to contribute to a Multiemployer Plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA. No event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to liability under Title IV of ERISA. For purposes of this Section 2.12, “ERISA Affiliate” shall mean any entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA. No Company Benefit Plan provides health care or any other non-pension benefits to any current or former Employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

(f) No actions, suits, governmental administrative proceedings, audits, other proceedings, or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or any fiduciary or service provider thereof, and to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits, proceedings, audits or claims. No Company Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(g) Neither the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or an ERISA Affiliate.

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(h) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder since its inception. No payment to be made under any Company Benefit Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code. The per share exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Company Option determined in a manner consistent with Section 409A of the Code.

2.13 Labor Relations.

(a) No Employees are represented by any labor organization or works council with respect to their employment with the Company. The Company is not, nor has it ever been, a party to, or bound by, any collective bargaining agreement or union contract with respect to the Employees and no collective bargaining agreement is being negotiated by the Company. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any of the Employees. To the Knowledge of the Company, there is no material labor dispute, strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company or threatened. The Contracts listed on Schedule 2.13 include all individual, written employment, retention, change in control bonus or severance agreements to which, as of the date of this Agreement, the Company is a party and which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty. The Company has delivered or made available to Acquiror true, correct and complete copies of each such Contract, as amended to date.

(b) The Company is not delinquent in any material payments to any Employee or consultant for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such Employees or consultants.

(c) The Company is in substantial compliance in all material respects with the requirements of the Immigration Reform and Control Act of 1986, the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to hours worked by and payment made to Employees.

(d) Schedule 2.13(d) contains a complete list of (i) all persons who were involuntarily terminated by the Company from employment with the Company within the ninety (90) day period immediately preceding the date of this Agreement and (ii) their respective dates of involuntary termination. By one or more notices to the Acquiror given on or before the Closing Date, the Company shall supplement Schedule 2.13(d) with the names and dates of termination of employment of all individuals who are involuntarily terminated by the Company from employment with the Company between the date of this Agreement and the Closing Date. Any such supplemental notice shall include the names and dates of termination of employment of all persons to be identified pursuant to this Section 2.13(d)

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2.14 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns are true, correct and complete and were prepared in compliance with all applicable Laws.

(b) The Company and its Subsidiaries have fully and timely paid all Taxes (whether or not shown to be due on the Tax Returns referred to in Section 2.14(a)). Neither the Company nor any of its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due or payable) upon any of the assets of the Company or its Subsidiaries.

(c) All amounts of Tax required to be withheld by the Company and its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been timely withheld and paid over to the appropriate Tax authority and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d) No deficiency for any amount of Tax has been asserted, assessed, proposed or threatened by any Governmental Authority against the Company or its Subsidiaries, except for deficiencies which have been satisfied by payment, settled or been withdrawn. No audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of the Company or its Subsidiaries, threatened with respect to any Taxes due from or with respect to the Company or its Subsidiaries.

(e) Schedule 2.14(e) lists all federal, state, local, and foreign Tax Returns filed with respect to the Company and its Subsidiaries for taxable periods ended on or after December 31, 2009, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Acquiror correct and complete copies of all federal and state income Tax Returns of the Company and its Subsidiaries, examination reports, and statements of deficiencies assessed against, or agreed to by Company or any of its Subsidiaries since December 31, 2009. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency

(f) Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any Tax indemnification, allocation or sharing agreements (or similar agreements) under which the Company could be liable for the Tax liability of an entity that is not the Company (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and (iii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

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(h) Neither the Company nor any of its Subsidiaries has entered into or been a party to a “reportable transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations.

(i) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the date of the most recent balance sheet included in the Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(k) Neither the Company nor any of its Subsidiaries will be required to include any item of income or gain in, or be required to exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) ‘‘closing agreement’’ as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) election under Code Section 108(i); or (vi) prepaid amount received on or prior to the Closing Date.

(l) No Tax authority in any jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns has asserted that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(m) None of the Company’s Subsidiaries (A) is a “controlled foreign corporation” as defined in Section 957 of the Code other than as disclosed in the Company’s Tax Returns, (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

2.15 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Affiliates.

2.16 Insurance. Schedule 2.16 contains a summary description of all policies of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement (the “Insurance Policies”) including any self-insurance or co-insurance programs. True, correct and complete copies of the Insurance Policies have been made available to Acquiror. Each Insurance Policy is in full force and effect and there are currently no claims pending against the Company under any Insurance Policy currently in effect and covering the property, business or Employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date. As of the date hereof, the Company has not received a written notice that could reasonably be expected to be followed by a written notice of cancellation or non-renewal of any Insurance Policy. Schedule 2.16 sets forth a true and correct claims history under each Insurance Policy since January 1, 2011.

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2.17 Licenses, Permits and Authorizations. The Company has obtained all of the material licenses, approvals, consents, registrations, privileges and permits (collectively “Permits”) necessary under applicable Laws to permit the Company to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company as currently conducted and all such Permits are valid and in full force and effect. No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby.

2.18 Title to Assets. The Company has good and valid title to all assets and other tangible property reflected on the books of the Company as owned by the Company, free and clear of all Liens other than Permitted Liens. Such assets and tangible property are in reasonable working condition, reasonable wear and tear excepted.

2.19 Real Property.

(a) Schedule 2.19(a) hereto lists all real properties and interests therein owned or leased by the Company as of the date hereof.

(b) The Company has good, valid and marketable title to each of their respective owned real properties listed in Schedule 2.19(a), has good, valid and marketable leasehold title to each of their respective leased real properties listed in Schedule 2.19(a) and has good, valid and marketable title to all tangible personal property shown as owned by the Company on its books and records, free and clear of all Liens, except for Permitted Liens.

(c) With respect to each parcel of real property owned by the Company, (i) there are no leases, subleases, licenses, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; (ii) there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against such parcel before any Governmental Authority; (iii) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof; and (iv) there are no parties (other than the Company) in possession of any such parcel of real property; and

With respect to real property leased or subleased by the Company, (i) each lease or sublease is in full force and effect as of the date hereof and affords the Company peaceful and undisturbed possession of the subject matter to the lease or sublease; and (ii) the Company is not and, to the Knowledge of the Company, no other party to such leases or subleases is in breach or default or has repudiated any material provision thereof.

2.20 Intellectual Property.

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(a) Schedule 2.20(a) contains a complete and accurate list of all (i) Patents owned by the Company or used or held for use by the Company in the Business as currently conducted and proposed to be conducted (“Company Patents”), registered and unregistered Marks owned by the Company or used or held for use by the Company in the Business as currently conducted and proposed to be conducted (“Company Marks”) and registered and unregistered Copyrights owned by the Company or used or held for use by the Company in the Business as currently conducted and proposed to be conducted (“Company Copyrights”), (ii) service offerings currently or previously researched, designed, developed, offered, performed and/or otherwise made commercially available by the Company, or which the Company intends to offer, perform and/or otherwise make commercially available within twenty four (24) months after the date hereof (the “Services”), (iii) licenses, sublicenses or other agreements under which the Company is granted rights by others in Company Intellectual Property Assets (“Licenses In”), and (iv) licenses, sublicenses or other agreements under which the Company has granted rights to others in Company Intellectual Property Assets (“Licenses Out”) (other than customer agreements entered into in the ordinary course of business, substantially in the form of the Company’s form of customer agreement, copies of which have been provided to Acquiror). In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clauses (iii) or (iv), Schedule 2.20(a) also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive.

(b)

(i) with respect to the Company Intellectual Property Assets (A) purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property Assets and, without payment to a third party, possesses adequate and enforceable rights to such Intellectual Property Assets as necessary for the operation of the Business as currently conducted and proposed to be conducted, and (B) licensed to the Company by a third party, such Company Intellectual Property Assets are the subject of a written license or other agreement; in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens;

(ii) all Company Intellectual Property Assets owned by or exclusively licensed to the Company that have been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (“Company Registered IP”) are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and to the Knowledge of the Company, all Company Intellectual Property Assets owned by or exclusively licensed to the Company are valid and enforceable;

(iii) none of the Company Registered IP is subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date;

(iv) none of the Company Registered IP is subject to any proceedings or actions before any court or tribunal (including the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent authority anywhere in the world) to which the Company is a party or in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered IP (including any interference, reissue, re-examination or opposition proceeding); to the Knowledge of the Company, there is no patent or patent application of any third party that potentially interferes with a Company Patent;

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(v) there are no pending or threatened claims against the Company or any of its employees alleging that any of the operation of the Business, as currently conducted and proposed to be conducted, or any activity by the Company, or use, offering, provision, research, development, commercialization and/or other exploitation of any Service or the subject matter of any Company Intellectual Property Assets infringes, violates or misappropriates (or in the past infringed, violated or misappropriated) the rights of others in or to any Intellectual Property Assets or the subject matter thereof (collectively, “Third Party IP Assets”) or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(vi) to the Knowledge of the Company, neither the operation of the Business as currently conducted and proposed to be conducted, nor any activity by the Company, nor use, offering, provision, research, development, commercialization and/or other exploitation of any Service infringes, violates or misappropriates, or in the past infringed, violated or misappropriated, or will infringe or misappropriate when conducted in a similar manner by the Acquiror or Surviving Corporation, any Third Party IP Asset;

(vii) the Company does not have any obligation to compensate any person for the use of any Intellectual Property Assets; the Company has not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property Assets; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (A) restrict the Company’s rights to use any Intellectual Property Asset(s), (B) restrict the Company’s Business, as currently conducted and proposed to be conducted, in order to accommodate a third party’s Intellectual Property Assets, or (C) permit third parties to use any Company Intellectual Property Asset(s);

(viii) all former and current employees, consultants and contractors of the Company have executed valid and enforceable written instruments with the Company that assign to the Company all rights, title and interest in and to any and all (A) inventions, improvements, ideas, discoveries, writings, other works of authorship and other technology, intellectual property and information relating to the business of the Company or any of the Services (including any of the same that may be used with any Services) and (B) Intellectual Property Assets relating thereto; in each case where any Company Registered IP is held by Company by assignment, where required by applicable Law, the assignment has been duly recorded with the U.S. Patent and Trademark Office, U.S. Copyright Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;

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(ix) to the Knowledge of the Company, there is no, nor has there been any, infringement, violation or misappropriation by any person or entity of any of the Company Intellectual Property Assets or the Company’s rights therein or thereto or the subject matter thereof;

(x) the Company has taken all necessary security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company or used or held for use by the Company in the Business as currently conducted and proposed to be conducted (the “Company Trade Secrets”), including, without limitation, requiring each Company employee and consultant and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to the Acquiror, and there has not been any breach by any party to such confidentiality agreements;

(xi) the Company has not collected or used any personally identifiable information (“Personal Data”) from any third parties; in connection with the collection and/or use of Personal Data, the Company has complied with (A) all applicable statutes and regulations in all relevant jurisdictions, its publicly available privacy policy, and any third party privacy policies which the Company has been contractually obligated to comply with, in each case relating to the collection, storage, use and onward transfer of all Personal Data collected by the Company or by third parties having authorized access to the Company’s databases or other records (the “Privacy Requirements”) and (B) all applicable statutes and regulations concerning marketing, including, without limitation, those statutes and regulations concerning the transmission of commercial emails, text messages and other marketing materials and offers; there is no restriction under any of the Privacy Requirements that would limit the use of Personal Data by Acquiror or the Surviving Corporation and the execution, delivery and performance of this Agreement complies with all Privacy Requirements; the Company (1) has security measures in place to protect all Personal Data under its control and/or in its possession and to protect such Personal Data from unauthorized access by any parties and (2) the Company’s hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security and confidentiality of all Personal Data in accordance with the Privacy Requirements; the Company has not suffered any breach in security that has permitted any unauthorized access to the Personal Data under the Company’s control or possession; the Company has required and does require all third parties to which it provides Personal Data and/or access thereto to maintain the privacy and security of such Personal Data, including by contractually obliging such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties;

(xii) the computer, information technology and data processing systems, facilities and services used by the Company, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company (collectively, “Systems”), are reasonably sufficient for the existing and currently anticipated future needs of the Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner; the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company; all Systems (to the extent dedicated to the Company), other than software that is duly and validly licensed to the Company pursuant to a valid and enforceable Contract, are owned and operated by, and or are under the control of, the Company;

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(xiii) the Company is not currently participating in and has not participated in the past in any standards-setting organizations, industry bodies or consortia, or other multi-party special interest groups or activities (each, a “Standards Body”); no Standards Body has imposed or purported to impose, or will impose or purport to impose, any obligations on the Company or any of its affiliates (or, following the Effective Time, on Acquiror, the Surviving Corporation, or any other affiliate) with respect to licensing or granting of rights in any Company Intellectual Property Assets;

(xiv) no government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of any of the subject matter of the Company Intellectual Property Assets;

(xv) following the Effective Time, the Surviving Corporation will have the same rights and privileges in the Company Intellectual Property Assets and Personal Data as the Company had in the Company Intellectual Property Assets and Personal Data immediately prior to the Effective Time.

2.21 Environmental Matters(a) . The Company and each of its Subsidiaries is, and for the past five (5) years has been, in compliance in all material respects with all Environmental Laws. The Company and each of its Subsidiaries holds all material licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (“Environmental Permits”) to operate its assets in the manner in which they are now operated and to conduct its business as currently conducted and is in compliance in all material respects with all such Environmental Permits. There are no lawsuits, actions, suits, written claims, notices of violation, notices of responsibility or other proceedings at law or in equity or, to the Knowledge of the Company, investigations before or by any Governmental Authority pending or, to the Knowledge of the Company, threatened, alleging that the Company or any of its Subsidiaries (or any of the Company’s or its Subsidiaries’ predecessors in interest) is or was in violation of, or has any responsibility or liability under, any Environmental Law. Neither the Company, nor any of its Subsidiaries (nor any of the Company’s or its Subsidiaries’ predecessors in interest) has Released (as defined below) any Hazardous Material on, in, from, under or at any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries (or any of the Company’s or its Subsidiaries’ predecessors in interest) in an amount, manner or concentration that could reasonably be expected to result in material liability to the Company. To the Knowledge of the Company, no Hazardous Material is present or has come to be located at any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries (or any of the Company’s or its Subsidiaries’ predecessors in interest) in an amount, manner or concentration that could reasonably be expected to result in material liability to the Company. The Company has provided or made available to Acquiror all material documents, records and information in the possession or control of the Company concerning any environmental or health and safety matter relevant to the Company or its Subsidiaries or to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries (or any of the Company’s or its Subsidiaries’ predecessors in interest), including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding waste disposal, and reports, correspondence, and Environmental Permits issued by any Governmental Authority. “Release” or “Released” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing to, into or through the environment.

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2.22 Absence of Changes.

(a) From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Material Adverse Effect on the Company.

(b) From the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, the Company (i) has, in all material respects, conducted their business and operated its properties in the ordinary course of business consistent with past practice and (ii) has not engaged in any of the activities prohibited by Section 4.1 of this Agreement

2.23 Affiliate Transactions. Except for employment relationships and compensation, benefits and travel advances, the Company is not a party to any agreement with, or involving the making of any payment or transfer of assets to, any officer, director or employee of the Company, the Holder Representative, or any officer or director of any Holder Representative or any Affiliate of any of the foregoing.

2.24 Accounts Payable; Accounts Receivable.

(a) All accounts payable of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no account payable in excess of $10,000 is delinquent in its payment. Since January 1, 2012, the Company has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices.

(b) All of the accounts receivable of the Company are valid and enforceable claims and are not subject to any set-off or counterclaim. Since January 1, 2012, the Company has collected its accounts receivable in the ordinary course of its business and in a manner which is consistent with past practices and has not accelerated any such collections.

2.25 Illegal Payments. Neither the Company nor, to the Knowledge of the Company, any Person affiliated with the Company, has ever offered, made or received on behalf of the Company any payment or contribution of any kind, directly or indirectly, to any person, entity, or United States or foreign national, state or local government officials, Employees or agents or candidates therefor or other persons including, without limitation, any (i) payments, gifts or gratuities, (ii) bribes, kickbacks or other similar payments, whether lawful or unlawful, (iii) unlawful contributions to a domestic or foreign political party or candidate or (iv) unlawful foreign payment (as defined in the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.). The internal accounting controls of the Company are adequate to provide reasonable assurance that instances of any of the foregoing are detected in a timely manner.

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2.26 Regulatory Matters.

(a) The Company is and has been in substantial compliance with all material Laws applicable to the Company’s products and activities, including, without limitation, product design, development, testing, clinical trials, manufacturing, marketing, distribution, labeling, storage and transport, in all jurisdictions in which such acts or any of them occurred or are reasonably likely to occur or such products or any of them have been or are likely to be sold or used (including any Laws administered by the United States Food and Drug Administration (“FDA”). The labeling claims and advertising and promotional claims made by the Company for any Company products are and have been in compliance with FDA approval for each such product in each jurisdiction where it is marketed in all material respects, and supported by proper research, development, design, testing, analysis and disclosure that conforms in all material respects with applicable Laws.

(b) The products, activities and facilities of the Company, as well as, to the Knowledge of the Company, its suppliers, distributors, contractors and other intermediaries, are and have been in substantial compliance with all applicable requirements of Clinical Laboratory Improvement Amendments (“CLIA”), the Public Health Service Act, the Federal Food, Drug, and Cosmetic Act (“FDCA”) and implementing FDA regulations, including, but not limited to, regulations relating to registration, listing, labeling, advertising and promotion, clinical studies and manufacturing requirements, all to the extent applicable to any of the Company’s products or services. The Company is not and has not been subject to any obligation or requirement arising under any consent decree, consent agreement, or warning letter issued by or entered into with the FDA or any other Governmental Authority or other notice, response or commitment made to the FDA or any other Governmental Authority.

(c) The Company has made available to Acquiror true, correct and complete copies of (i) all customer complaints relating to any Company products and all MedWatch forms received by the Company or filed with the FDA within the last three (3) years; (ii) all warning letters, untitled letters, regulatory letters, notices of inspectional observations (Form FDA 483s), establishment inspection reports (EIRs) or other correspondence relating to any Company products and the Company’s compliance with Laws from the FDA or any other Governmental Authority and all of the Company’s responses thereto within the last three (3) years; (iii) a list of all Company Products marketed within the last three (3) years, each of which have been sold or distributed in material compliance with all applicable Laws; (iv) all correspondence, meeting minutes or related documents concerning material communications between FDA and the Company, including requests for information and responses thereto; (v) all written audit reports pertaining to assessment of compliance with Good Manufacturing Practice(GMP) requirements by the Company and their suppliers in the Company’s possession or reasonably accessible by the Company; and (vi) all product labeling and advertising currently in use or within the past three (3) years, including that posted on the Company’s website and in user manuals.

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(d) Since January 1, 2011, no exemptions or approvals for any Company product have been subjected to reevaluation, revocation, rescission, withdrawal, modification, cancellation or suspension by the FDA or other Governmental Authority and no Company product has been discontinued (other than for commercial or other business reasons), recalled or subject to a voluntary recall, field notification, field correction or removal or safety alert (whether voluntarily or otherwise), nor has the production of such products been enjoined,. Since January 1, 2011, no proceedings have occurred (whether completed or pending) seeking to recall, reclassify, re-label, suspend, detain or seize any Company product. To the Knowledge of the Company, there are no facts which are reasonably likely to cause: (A) the recall, suspension, field notification, field correction or removal, reclassification, re-labeling, detention, seizure or safety alert of any Company product or any product intended to be sold by the Company; (B) a change in the marketing classification or approval or a material change in labeling of any such products; or (C) a termination or suspension of marketing of any such products, All Company products manufactured, distributed, or developed by the Company that are subject to the jurisdiction of the FDA or comparable Governmental Authority are being and have been designed, researched, tested, manufactured, prepared, packed, assembled, packaged, labeled, stored, processed, distributed, and marketed in substantial compliance with all applicable Laws, requirements and implementing regulations thereunder; (ii) the Company is, and at all times since January 1, 2011 has been, in substantial compliance with the written procedures, record-keeping, and FDA reporting requirements for pharmaceutical drug reporting and comparable requirements, where applicable, of other Governmental Authorities; and (iii) the Company has not introduced into commercial distribution any Company products which upon their shipment by the Company were adulterated or misbranded as defined by the FDCA.

(e) All nonclinical, or pre-clinical, trials and clinical trials conducted by or on behalf of the Company have been, and are being conducted in substantial compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards, such as Good Laboratory Practice (GLP) and Good Clinical Practice (GCP) requirements and all applicable Laws relating thereto, including the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56 and 312.

(f) Neither the Company nor, to the Knowledge of the Company, any director, officer, employee or agent thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto. Neither the Company nor, to the Knowledge of the Company, any director, officer, employee or agent thereof, has engaged in any activity prohibited under U.S. federal or state criminal or civil health care laws (including without limitation the U.S. federal Anti-Kickback Statute, Stark Law, False Claims Act, Health Insurance Portability and Accountability Act, Patient Protection and Affordable Care Act and any comparable state laws), or the regulations promulgated pursuant to such laws (each, a “Health Care Law”). There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Knowledge of the Company, threatened against the Company that relates to an alleged violation of any Health Care Law. Neither the Company nor, to the Knowledge of the Company, any director, officer, employee or agent thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law. There are no consent decrees (including plea agreements) or similar actions to which the Company or, to the Knowledge of the Company, any director, officer, employee or agent thereof, are bound or which relate to Company products. No claims, actions, proceedings or investigations that could reasonably be expected to result in such disqualification, debarment, penalty or exclusion are pending or, to the Knowledge of the Company, threatened against the Company or any of their collective officers, employees or agents

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(g) There are no investigations, audits, actions, inquiries or other proceedings pending, or to the Knowledge of the Company threatened, with respect to a violation by the Company of any Law that reasonably would be expected to result in administrative, civil, or criminal liability, and there are no facts or circumstances existing that would reasonably be expected to serve as a basis for such an investigation, audit, action, inquiry or other proceeding.

(h) The Company is in substantial compliance with all applicable DEA and FDA import and export requirements, including, without limitation, import-for-export requirements, export notifications or authorizations and record keeping requirements, Schedule 2.26(h) sets forth a list of (i) all recalls, field notifications, field corrections or removals, corrective or preventive actions (CAPA) instituted as part of the Company’s GMP requirements, import alerts, detentions, seizures and safety alerts with respect to any Company products issued between January 1, 2011 and the date of this Agreement, and the dates, if any, such CAPA, recalls, field notifications, field corrections or removals, import alerts, detentions, seizures and safety alerts were resolved or closed, and (ii) to the Knowledge of the Company, any complaint files with respect to any Company products that are open as of the date of this Agreement. There are no outstanding recalls, field notifications, field corrections or removals, import alerts, detentions, seizures, safety alerts or product complaints with respect to any Company products, and to the Knowledge of the Company, there are no facts that would be reasonably likely to result in a product recall, field notification, field correction or removal, import alert, detention, seizure or safety alert with respect to any Company products.

Article III.
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Acquiror and Merger Sub represent and warrant to the Company as of the date of this Agreement as follows:

3.1 Corporate Organization. Each of Acquiror and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the Certificate of Incorporation of each of Acquiror and Merger Sub, certified by the Secretary of the State of Delaware, and their Bylaws, certified by the Secretary of Acquiror and Merger Sub, respectively, previously delivered by Acquiror to the Company, are true, correct and complete. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby.

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3.2 Due Authorization. Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Acquiror and Merger Sub, and no other corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement (other than the adoption of this Agreement by Acquiror in its capacity as the sole stockholder of Merger Sub, which adoption will occur immediately following execution of this Agreement by Merger Sub). This Agreement has been duly and validly executed and delivered by each of Acquiror and Merger Sub and this Agreement constitutes a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.3 No Conflict. Except as set forth on Schedule 3.3, the execution and delivery of this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of any applicable Law, the Certificate of Incorporation, Bylaws or other organizational documents of Acquiror or Merger Sub, or result in a material breach of any agreement, indenture or other instrument to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement.

3.4 Litigation and Proceedings. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Acquiror, investigations, pending before or by any Governmental Authority or, to the knowledge of Acquiror, threatened, against Acquiror or Merger Sub which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Acquiror or Merger Sub which could reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement.

3.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

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3.6 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.

3.7 Available Funds. Acquiror has, as of the date hereof, and will have, as of any relevant time, sufficient funds to enable Acquiror to perform its obligations hereunder, including, without limitation, its obligation to pay the Merger Consideration.

Article IV.
COVENANTS OF THE COMPANY

4.1 Conduct of Business. From the date of this Agreement through the Closing, the Company shall, except as contemplated by this Agreement or as consented to by Acquiror in writing, operate its business in the ordinary course and substantially in accordance with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 4.1 or as consented to by Acquiror in writing, the Company shall not, except as otherwise contemplated by this Agreement:

(a) change or amend the Certificate of Incorporation, Bylaws or other organizational documents of the Company, except as otherwise required by Law;

(b) make or declare any dividend or distribution to the Stockholders;

(c) materially and adversely modify or terminate any Contract of a type required to be listed on Schedule 2.11(a), except in the ordinary course of business substantially in accordance with past practice, or enter into any other material transaction or materially change any business practice of the Company;

(d) except in the ordinary course of business and in a manner substantially consistent with its past practices, (i) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, or (ii)  create any Lien (other than a Permitted Lien) on any material asset or property or any Intellectual Property Assets;

(e) (i) take any action with respect to the grant of any severance or termination pay (other than pursuant to policies or agreements of the Company in effect on the date of this Agreement) which will become due and payable after the Closing Date; (ii) make any material change in the key management structure of the Company, including the hiring of additional officers or the termination of existing officers, other than in the ordinary course of business; (iii) adopt, enter into or materially amend any Company Benefit Plan or any individual employment, consulting, retention, change in control bonus or severance agreement or (iv) except pursuant to any written agreement in existence on the date hereof between the Company and such Person, increase the rate or terms of compensation or benefits of any of its directors or senior officers, pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any Company Benefit Plan to any director, officer or employee, whether past or present;

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(f) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, in a single transaction or a series of related transactions;

(g) make any loans, advances or capital contributions to any Person, except for advances to Employees or officers of the Company for expenses incurred in the ordinary course of business in accordance with past practice;

(h) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action could have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date;

(i) fail to timely pay any estimated Taxes;

(j) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares of capital stock of any class of the Company, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities of the Company other than shares of capital stock issued pursuant to outstanding stock options exercised in the ordinary course of business substantially in accordance with past practice or (ii) any other securities in respect of, in lieu of, or in substitution for shares of capital stock of the Company outstanding on the date hereof;

(k) redeem, purchase or otherwise acquire any outstanding shares of the capital stock of the Company;

(l) incur any Indebtedness (other than ordinary course borrowings in the ordinary course of business substantially in accordance with past practice under credit facilities existing on the date hereof and other than performance bonds or letters of credit entered into in the ordinary course of business substantially in accordance with past practice);

(m) make any change in any method of accounting other than those required by GAAP or applicable Law;

(n) waive, cancel, compromise or release any rights or claims of material value, whether or not in the ordinary course of business;

(o) (i) make any capital expenditures that aggregate in excess of $25,000 or (ii) fail to repair any of the tangible assets of the Company that is necessary or advisable to maintain such assets in good working order;

(p) institute or settle any claim or lawsuit;

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(q) except in the ordinary course of business and in a manner substantially consistent with its past practices, accelerate, postpone or otherwise alter the timing of payment of any account receivable to or any account payable from the Company; or

(r) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 4.1.

4.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third-parties that may be in the Company’s possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, the Company shall afford to Acquiror and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not interfere with normal operation of the Company, to all of its properties, books, contracts, commitments, tax returns, records and appropriate officers and Employees of the Company, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company as such representatives may reasonably request.

4.3 Notice of Certain Events. Until the Closing, the Holder Representative and the Company shall promptly notify the Acquiror in writing of any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, (i) would have been required to be set forth or described in any Schedule to this Agreement in order to make the representations and warranties of the Company and the Sellers true and correct, (ii) that constitutes a breach or prospective breach of this Agreement by the Company or the Sellers or (iii) had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No notice pursuant to this Section 4.3 shall affect any representation or warranty given by the Company hereunder or any of the Acquiror’s rights hereunder, including under Article VIII and Article XI.

4.4 Code § 280G Vote. Promptly following the date hereof, the Company will submit to its stockholders, in a manner intended to comply with the stockholder approval procedures set forth in Code § 280G(b)(5)(B) and the regulations thereunder (the “280G Stockholder Approval Procedures”) in form and substance reasonably satisfactory to Acquiror, the approval of any payments and/or benefits that may separately or in the aggregate, constitute “excess parachute payments,” within the meaning of § 280G(b)(1) of the Code (“Section 280G Payments”) and will take all necessary actions (including obtaining any required waivers of the Section 280G Payments or other consents from any applicable “disqualified individuals,” within the meaning of the Treasury Regulations under Section 280G of the Code). If necessary, the Company will deliver to Acquiror certification that any such stockholder vote was solicited in conformance with the Section 280G Stockholder Approval Procedures and indicate whether the requisite stockholder approval was properly obtained.

4.5 Stockholder Approval. Within twenty-four (24) hours of the signing of this Agreement, the Company will have obtained the written consent of the holders of shares of Capital Stock entitled to vote on this Agreement in an amount necessary to adopt and approve this Agreement, the Merger and related matters (the “Stockholder Written Consent”).

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4.6 Exclusivity. Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article IX, except for the transactions contemplated by this Agreement, the Company, and the Holder Representative will not, and will cause each of their respective Affiliates and representatives not to, directly or indirectly, solicit, encourage, enter into or continue any negotiation, discussion, contract, agreement, instrument, arrangement or understanding with any party, with respect to the transactions contemplated by this Agreement, the sale or transfer of voting control of the Company, the sale of all or substantially all the assets of the Company, or any merger, recapitalization or similar transaction with respect to the Company or its businesses (and “Acquisition Transaction”). The Company shall, and the Holder Representative shall, and each of the foregoing shall cause their respective Affiliates, directors, officers, counsel, advisors, agents or other representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Acquiror and Merger Sub) conducted heretofore with respect to any Acquisition Transaction. The Company and the Holder Representative, and each of their respective Affiliates, officers, directors, employees, counsel, advisors, agents or other representatives, do not have any agreement, arrangement or understanding with respect to any Acquisition Transaction (except for this Agreement). The parties hereto recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 4.6 are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Agreement, the non-breaching party shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Section 4.6 in addition to any other remedy to which such party may be entitled, at law or in equity.

Article V.
COVENANTS OF ACQUIROR

5.1 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror agrees that it shall cause the Surviving Corporation to continue to indemnify and hold harmless each person who was a director or officer of the Company immediately prior to the Effective Time against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and its respective Certificate of Incorporation, Bylaws or other organizational documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided, that the person to whom such expenses are advanced provides an undertaking to the Surviving Corporation to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

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(b) For a period of six (6) years from the Effective Time, Acquiror shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore delivered to Acquiror) (the “D&O Insurance Policy”) the current level and similar scope of directors’ and officers’ liability insurance coverage as set forth in the D&O Insurance Policy. Notwithstanding the foregoing, nothing herein shall require Acquiror or any of its Subsidiaries or Affiliates to make expenditures in excess of two-times the Company’s current annual premium in the aggregate for premiums for the maintenance of any directors’ and officers’ liability insurance coverage with respect to pre-Closing periods.

5.2 WARN Act. Acquiror shall not, and shall cause the Surviving Corporation not to, take any action following the Closing that could result in WARN Act liability for the Company.

Article VI.
JOINT COVENANTS

6.1 Support of Transaction; Consents. Acquiror and the Company shall each: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents and notices required to be obtained or delivered in connection with the transactions contemplated hereby, (b) use reasonable best efforts to obtain all consents or approvals of, and to provide all notices to, all third parties that any of Acquiror, the Company or their respective Affiliates are required to obtain or provide in order to consummate the Merger, and (c) take such other action as may be necessary or as another party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable (and in any event on or before the date specified for the Closing pursuant to Section 7.2); provided, however, that this Section 6.1 shall not require any party to waive any condition set forth in Article VIII. Notwithstanding the foregoing, in no event shall any party to this Agreement be obligated to bear any material expense or pay any material fee or grant any material concession in connection with providing any notice or obtaining any consents, authorizations or approvals required in order to consummate the Merger pursuant to the terms of any Contract to which such Person is a party.

6.2 Tax Matters.

(a) Acquiror shall prepare or cause to be prepared at Acquiror’s expense and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date. Acquiror shall prepare such Tax Returns consistent with past practices of the Company (unless otherwise required by applicable Law or by the previous sentence) and shall permit the Holder Representative to review and comment on such Tax Returns. Acquiror shall cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Governmental Authority before such Taxes are due.

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(b) Acquiror and the Holder Representative shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Action regarding Taxes of, or with respect to, the Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquiror and the Holder Representative shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (taking into account any extensions thereof, which extensions the Acquiror shall notify the Holder Representative of promptly in writing) of the respective taxable periods and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the requesting party to take possession of such Books and Records. Acquiror and the Holder Representative further agree, upon request, to provide the other parties with all information that any party may be required to report pursuant to Section 6043A of the Code or Treasury Regulations promulgated thereunder.

(c) Acquiror shall inform the Holder Representative of the commencement of any audit, examination or proceeding relating in whole or in part to Taxes for which Acquiror Indemnified Parties may be entitled to indemnity under this Agreement (a “Tax Contest”). With respect to any Tax Contest for which Acquiror Indemnified Parties may be entitled to indemnification under this Agreement for Losses relating thereto, Acquiror shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest with counsel of its own choosing at its own expense; provided that to the extent and with respect to issues that have the effect of increasing Taxes for which the Acquiror Indemnified Parties are entitled to indemnity under this Agreement, the Holder Representative shall be entitled to participate with counsel of its own choosing and at its own expense in all proceedings taken in connection with any such Tax Contest and the Tax Contest shall not be settled or resolved without the Holder Representative’s consent. The failure of Acquiror to give reasonably prompt notice of any Tax Contest shall not release, waive or otherwise affect the its right to indemnification with respect thereto except to the extent that the Holder Representative can demonstrate actual loss and prejudice as a result of such failure.

(d) Except as otherwise required by Law or with the prior written consent of the Holder Representative (which consent shall not be unreasonably conditioned, delayed or withheld), Acquiror shall not, and shall cause the Company not to, amend any Tax Return of the Company, make any Tax election or grant an extension of any applicable statute of limitations, in each case for or with respect to any taxable periods of the Company that end on or before or include the Closing Date.

(e) Acquiror shall not make an election under Section 338(g) of the Code with respect to the acquisition of the shares.

(f) The parties hereto agree that no ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2)(ii) or any other similar Law shall be made with respect to the transactions contemplated in this Agreement. In accordance with Treasury Regulations Section 1.1502-76 and any analogous Law, any Tax related to any extraordinary item that occurs on the Closing Date or after the Closing shall be allocated to the taxable period beginning after the Closing Date.

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(g) Any transfer, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes (“Transfer Taxes”) that become payable in connection with the Merger and other transactions contemplated hereby shall be borne 50% by the Stockholders, on the one hand (in such case, solely out of the Escrow Amount) and 50% by the Acquiror on the other hand. The applicable parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

(h) Notwithstanding any provision herein to the contrary, to the extent that a provision of this Section 6.2 directly conflicts with a provision of Article XI, this Section 6.2 shall govern.

6.3 Termination of Affiliate Obligations. On or before the Closing Date, except for liabilities relating to employment relationships and the payment of compensation and benefits in the ordinary course of business, all liabilities and obligations between the Company, on the one hand, and one or more of the Holder Representative or any Affiliate thereof, on the other hand, including any and all contracts, agreements and instruments (other than this Agreement and any ancillary agreement contemplated herein) between the Company, on the one hand, and one or more of the Holder Representative or any Affiliate thereof, on the other hand, on the other hand, shall be terminated in full, without any liability for the Company following the Closing.

6.4 Severance Obligations. Notwithstanding any other provision of this Agreement, including, without limitation, Section 1.11 above, the Surviving Corporation (at its cost) shall be responsible for paying all severance obligations triggered upon the termination of any Person following the Closing.

Article VII.
CLOSING

7.1 Filing of Certificate of Merger. Assuming all of the conditions set forth in Article VIII of this Agreement have either been fulfilled or waived, and if this Agreement has not theretofore been terminated pursuant to its terms, the Boards of Directors of Acquiror, Merger Sub and the Company shall direct their officers forthwith to file and record all relevant documents, including the Certificate of Merger, with the appropriate government officials to effectuate the Merger on the Closing Date.

7.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter llp, Exchange Place, Boston, MA 02109, at 10:00 a.m. on the date which is three (3) Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place (including by electronic exchange of executed documents) as Acquiror and the Company may mutually agree (the “Closing Date”).

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Article VIII.
CONDITIONS TO OBLIGATIONS

8.1 Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) Any affirmative approval of a Governmental Authority required for the consummation of the Merger under any similar foreign law shall have been obtained.

(b) No Governmental Authority having jurisdiction over any party hereto shall have issued any Governmental Order or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

(c) This Agreement shall have been adopted and approved by the Stockholder Written Consent in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws.

8.2 Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) Representations and Warranties. Other than changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time, except that (i) any representations and warranties which speak as to another date shall be true and correct in all material respects at and as of such date, and (ii) any representations and warranties that are qualified with respect to materiality or a Material Adverse Effect shall be true and correct in all respects.

(b) Performance of Obligations of the Company. The covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, in his or her capacity as an officer of the Company and not as an individual, dated the Closing Date, certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled.

(d) Secretary’s Certificate. The Company shall have delivered a certificate of the Secretary of the Company, in his or her capacity as such, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) the copies of the Company’s Certificate of Incorporation and Bylaws, each as in effect from the date of this Agreement until the Closing Date, (iii) a copy of the votes of the Company’s board of directors authorizing and approving the applicable matters contemplated hereunder, (iv) a copy of Stockholder Written Consent, and (v) if applicable, certification that a stockholder vote was solicited with regard to the Section 280G Payments in conformance with Section 280G of the Code and the regulations promulgated thereunder.

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(e) Termination of Certain Agreements. The Company shall have received and delivered to Acquiror written evidence of the termination of the agreements set forth on Schedule 8.2(e).

(f) Payoff Letters. Acquiror shall have received payoff letters in the customary form of the issuing financial institution with respect to the payment of the Indebtedness of the Company and the release of any Lien related thereto.

(g) Company Material Adverse Effect. Since the date of the Agreement, there shall not have occurred a Material Adverse Effect on the Company.

(h) Consents. All consents, waivers and approvals from any third parties set forth on Schedule 8.2(h) shall have been made or obtained and evidence thereof shall have been delivered by the Company to Acquiror.

(i) Stockholder Written Consent. The Company shall have obtained the Stockholder Written Consent.

(j) [INTENTIONALLY OMITTED.]

(k) Release Agreements. As of immediately before the Closing, each individual listed on Schedule 8.2(k) will have executed a Release Agreement substantially in the form attached hereto as Exhibit C.

(l) Boland Employment Agreement. Charles Boland shall have executed an employment agreement in a form acceptable to Acquiror.

(m) Transition Services Agreement. Randall Fortel shall have executed a transition services agreement in a form acceptable to Acquiror.

(n) Escrow Agreement. The Acquiror shall have received from the Escrow Agent and the Holder Representative a duly executed counterpart to the Escrow Agreement.

(o) FIRPTA Certificate. The Company will have delivered to Acquiror, in a form reasonably satisfactory to Acquiror, a duly authorized and executed certificate stating that no interest in the Company is a United States real property interest within the meaning of Section 897 of the Code which certificate (and delivery thereof) will comply in all respects with the requirements set forth in Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h).

(p) No Litigation. No Proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

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8.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties. Other than changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, each of the representations and warranties of the Acquiror and the Merger Sub contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time, except that (i) any representations and warranties which speak as to another date shall be true and correct in all material respects at and as of such date, and (ii) any representations and warranties that are qualified with respect to materiality or a Material Adverse Effect shall be true and correct in all respects.

(b) Performance of Obligations of the Acquiror. The covenants of the Acquiror and the Merger Sub to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of the Acquiror, in his or her capacity as an officer of the Acquiror and not as an individual, dated the Closing Date, certifying that the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled.

(d) Escrow Agreement. The Company shall have received from the Escrow Agent and the Acquiror a duly executed counterpart to the Escrow Agreement.

(e) Stockholder Written Consent. The Company shall have obtained the Stockholder Written Consent.

(f) No Litigation. No Proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

Article IX.
TERMINATION/EFFECTIVENESS

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

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(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to ten (10) Business Days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period or (ii) the Closing has not occurred on or before June 30, 2014 (the “Termination Date”);

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 8.3(a) or Section 8.3(b) would not be satisfied (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to ten (10) Business Days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Termination Date; or

(d) by written notice of the Acquiror or the Company to the other party if any Governmental Authority of competent jurisdiction shall have issued a Governmental Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or any of the transactions contemplated hereby and such Governmental Order or other action shall have become final and nonappealable, or if there shall be adopted any applicable Law that makes consummation of the Merger illegal or otherwise prohibited.

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders; provided, however, that, in the event this Agreement is terminated pursuant to Section 9.1, the parties hereto acknowledge that it is the intention of the parties hereto that no party shall have any remedy or right to recover for any Losses resulting from any breach of any representation, warranty or covenant contained herein unless such breach was intentional and willful on the part of the breaching party. The provisions of Sections 9.2, 12.4, 12.5, 12.6, 12.10, 12.12, 12.14, 12.15, 12.16 and 12.17, and the Confidentiality Agreement, shall survive any termination of this Agreement.

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Article X.
HOLDER REPRESENTATIVE

10.1 Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of holders of the Shares for certain limited purposes, as specified herein (the “Holder Representative”). The parties have designated Life Sciences Opportunity Fund II, L.P. as the initial Holder Representative, and approval of this Agreement by the Stockholders shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the Aggregate Fully-Diluted Shares immediately prior to the Effective Time (the “Majority Holders”). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

10.2 Authority and Rights of the Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act on behalf of the Stockholders except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to, after the Closing, (i) negotiate and enter into amendments to this Agreement for and on behalf of the Stockholders, (ii) give and receive notices and other communications relating to this Agreement and the transactions contemplated hereby, (iii) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the transactions contemplated hereby and (iv) take all actions necessary or appropriate in the judgment of the Holder Representative for the accomplishment of the foregoing. The Holder Representative shall have no liability to Acquiror, the Company or any Stockholder with respect to actions taken or omitted to be taken in its capacity as the Holder Representative. The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement from funds released to Stockholders for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and shall be entitled to indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

Article XI.
INDEMNIFICATION

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11.1 Survival of Representations, Warranties and Covenants. Each representation warranty, covenant and obligation contained herein and any certificate related to any such representation, warranty, covenant or obligation will survive the Closing and continue in full force and effect until fifteen (15) months after the Closing Date provided, however, that (A) the representations and warranties set forth in Sections 2.1 (Corporate Organization of the Company), 2.3 (Due Authorization), 2.6 (Capitalization of the Company), 2.14 (Taxes) and 2.15 (Brokers’ Fees) (collectively, the “Fundamental Representations”) and (B) the indemnification obligations of the Company pursuant to Section 6.2, and 11.2(c) of this Agreement each shall survive the Closing Date until 60 days following the expiration of the statute of limitations applicable to the underlying claim. The date on which (i) any representation or warranty shall expire pursuant to the terms of this Section 11.1 or (ii) the indemnification obligations of the Company pursuant to Section 6.2, and 11.2(c) of this Agreement shall terminate, shall be deemed to be the “Survival Expiration Date” of each such representation, warranty, covenant or other agreement, as applicable. No claim for indemnification for breach of any representation or warranty in this Agreement may be asserted pursuant to this Agreement unless such claim is asserted in writing on or before the applicable Survival Expiration Date.

11.2 Indemnification.

(a) From and after the Closing, subject to Section 11.4, the former Stockholders shall, severally and not jointly, hold harmless and indemnify the Acquiror and its Subsidiaries, and each of their respective Affiliates, officers, directors, employees, equityholders, partners and members (collectively, the “Acquiror Indemnified Parties”) from and against, and shall compensate and reimburse each of the Acquiror Indemnified Parties for, any and all Losses to the extent attributable to:

(i) any breach of any representation or warranty the Company has made in this Agreement or in any certificate delivered pursuant to Section 8.2 hereof;

(ii) any breach, violation or default by the Company of any covenant, agreement or obligation of the Company in this Agreement (each, a “Company Covenant,” and collectively, the “Company Covenants”);

(iii) any inaccuracy contained in the Estimated Closing Balance Sheet, Distribution Schedule or Disbursement Schedule or any payment made or omitted to be made by Acquiror to any Person as a result of such inaccuracy;

(iv) Alcon Expenses;

(v) the disclosure set forth in item (5) of Schedule 2.10 of the Disclosure Schedule;

(vi) the disclosure set forth in item (b) of Schedule 2.13 of the Disclosure Schedule; or

(vii) any Proceeding incident to any of the foregoing.

(b) Subject to Section 11.4, Acquiror shall indemnify and hold the Holder Representative and former Stockholders (collectively, the “Seller Indemnified Parties”) harmless for any and all Losses to the extent attributable to (i) any breach of any representation or warranty Acquiror or Merger Sub has made in this Agreement or in any certificate delivered pursuant to Section 8.3 hereof or (ii) any breach, violation or default by the Acquiror or Merger Sub of any covenant, agreement or obligation of the Acquiror or Merger Sub in this Agreement.

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(c) Except to the extent included in Indebtedness and taken into account in determining Merger Consideration, the former Stockholders shall, severally and not jointly, indemnify the Acquiror Indemnified Parties and hold them harmless from and against any Losses attributable to (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all Pre-Closing Tax Periods, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (iii) any and all Taxes of any person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, (iv) any Transfer Taxes paid by the Acquiror required to be paid by the Stockholders pursuant to Section 6.2(g), and (v) any breach of the representations and warranties set forth in Section 2.14 or the covenants set forth in Section 6.2. In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, sales or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

11.3 Indemnification Claim Procedures.

(a) If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), then such Indemnified Party will promptly give notice to the Indemnitor that (i) describes the Indemnification Claim in reasonable detail and (ii) attaches copies of any material written evidence upon which such Indemnification Claim is based. Failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent the defense of such Action is materially prejudiced by the Indemnified Party’s failure to give such notice.

(b) An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice and to settle or compromise any such Action, and each Indemnified Party shall reasonably cooperate with the conduct of such defense by the Indemnitor and/or the settlement of such Action by the Indemnitor; provided, however, that the Indemnitor will not approve of the entry of any judgment or enter into any settlement or compromise with respect to the Indemnification Claim without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), unless the terms of such settlement provide for a complete release of the claims that are the subject of such Action in favor of the Indemnified Party. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within thirty (30) days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of the Action or Actions subject to such Indemnification Claim and thereafter promptly assumes such defense, then the Indemnified Party may conduct the defense of such Action; provided, however, that the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to the Action or Actions subject to any such Indemnification Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld).

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(c) A claim for any matter not involving a third party may be asserted by written notice to the Party from whom indemnification is sought; provided, however, that any Indemnification Claim in respect of any actual or alleged breach of representation, warranty, covenant or agreement contained herein must be asserted prior to the expiration of the survival period provided for in Section 11.1.

(d) Within thirty (30) calendar days after receipt of a notice of an Indemnification Claim, the Indemnifying Party shall furnish to the Indemnified Party a written response (a “Response Notice”) in which the Indemnifying Party shall either (1) agree that all of the amount claimed in the notice is owed to the Indemnified Party or third party claimant, as applicable, (2) object in good faith that part, but not all, of the amount claimed in such notice is owed to the Indemnified Party or third party claimant, as applicable, or (3) object in good faith that any of the amount claimed in such notice is owed to the Indemnified Party or third party claimant, as applicable.

11.4 Limitations on Indemnification Liability. Any claims an Indemnified Party makes under this Article XI will be limited as follows:

(a) Indemnification Cap. Notwithstanding any other provision hereof to the contrary but subject to the provisions of this Section 11.4, the aggregate amount of Losses for which the Acquiror Indemnified Parties shall be entitled to indemnification pursuant to this Article XI will not exceed the Escrow Amount (the “Cap”), provided, however, that the Cap shall not apply to Losses arising out of the following (collectively, the “Subject Losses”): (i) to breaches of Fundamental Representations, (ii) indemnification claims made pursuant to Sections 6.2 and 11.2(c) of this Agreementor (iii) in the case of fraud, intentional misrepresentation or willful breach. Subject Losses shall be satisfied first out of the Escrow Amount. Notwithstanding anything to the contrary in this Agreement, in no event shall the liability of the former Stockholders for indemnification under this Agreement, including, without limitation, with regard to Subject Losses, exceed the aggregate Merger Consideration received by the former Stockholders under this Agreement, and in no event shall the liability of any former Stockholder for indemnification under this Agreement, including, without limitation, with regard to Subject Losses, exceed the aggregate Merger Consideration received by such former Stockholder under this Agreement.

(b) Basket. Notwithstanding any provision hereof to the contrary, the Acquiror Indemnified Parties shall only be entitled to indemnification pursuant to this Article XI to the extent the aggregate amount of all Losses incurred by the Acquiror Indemnified Parties for which the Acquiror Indemnified Parties are entitled to indemnification pursuant to Section 11.2(a)(i) exceeds $300,000 (the “Basket Amount”); provided, however, that the Basket Amount shall not apply to (i) breaches of Fundamental Representations, (ii) in respect of indemnification claims made pursuant to Sections 1.6, 6.2 and 11.2(c) of this Agreement, or (iii) the case of fraud, intentional misrepresentation or willful breach. If the aggregate amount of Losses incurred by the Acquiror Indemnified Parties for which the Acquiror Indemnified Parties are entitled to indemnification pursuant to this Article XI exceeds the Basket Amount, the Acquiror Indemnified Parties shall be entitled to recover only in excess of the Basket Amount. Notwithstanding any provision hereof to the contrary, the Seller Indemnified Parties shall only be entitled to indemnification pursuant to Section 11.2(b)(i) to the extent the aggregate amount of all Losses incurred by the Seller Indemnified Parties for which the Seller Indemnified Parties are entitled to indemnification pursuant to this Article XI exceeds the Basket Amount, and the Seller Indemnified Parties shall be entitled to recover such Losses only in excess of the Basket Amount.

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(c) Consequential; Punitive and Other Special Damages. Notwithstanding any provision in this Agreement to the contrary, no Indemnified Party shall be entitled to indemnification for consequential, punitive, indirect or special damages unless such damages are awarded to a third party and such Indemnified Party is entitled to indemnification under this Article XI with respect to such award; provided, however, subject to Section 11.4(a) and 11.4(b), any Losses in the nature of diminution in value or lost profits are expressly excluded from the limitations set forth in this Section 11.4(c) and an Indemnified Party shall be entitled to indemnification for such Losses.

11.5 Materiality. For purposes of determining the amount of Losses arising from a breach of or inaccuracy in any representation, warranty, covenant or obligation of the parties in this Agreement but not for purposes of determining whether any such representation, warranty, covenant or obligation has been breached or is inaccurate, limitations or qualifications as to dollar amount, materiality or Material Adverse Effect (or similar concept) set forth in such representation, warranty, covenant or obligation shall be disregarded.

11.6 Limitation on Contribution and Certain Other Rights. The Company and the Holder Representative hereby agree that if, following the Effective Time, any claim is made by any Seller Indemnified Party or any amount otherwise becomes due from any Seller Indemnified Party pursuant to this Article XI in respect of any Losses (a “Loss Payment”), then, subject to the provisions of Section 5.1, such Seller Indemnified Party shall have no rights against the Surviving Corporation or any director, officer or employee thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and shall not take any action against the Surviving Corporation or any such person with respect thereto.

11.7 Insurance. Payments by an Indemnitor pursuant to this Article XI in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received by the Indemnified Party in respect of any such claim.

11.8 Mitigation. Each Indemnified party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

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Article XII.
MISCELLANEOUS

12.1 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

12.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested, (c) when delivered by FedEx or other nationally recognized overnight delivery service, (d) when sent by electronic mail (if confirmed by reply electronic mail that is not automated) or (e) when delivered by confirmed facsimile:

(a) If to Acquiror or Merger Sub (or, after the Closing, the Company or Surviving Corporation), to:

Albany Molecular Research, Inc.

P.O. Box 15098

26 Corporate Circle

Albany, NY 12203

with copies to:

Goodwin Procter LLP
Exchange Place

Boston, MA 02109

Attention: John M. Mutkoski

Facsimile: (617) 523-1231
Email: jmutkoski@goodwinprocter.com

If to the Company prior to the Closing, to:

Cedarburg Pharmaceuticals, Inc.
870 Badger Circle
Grafton, WI 53024
Attention: R. Anthony Laughrey

Email: Tony.Laughrey@cedarburgpharma.com

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with copies to:

Polsinelli PC
900 W. 48th Place, Suite 900
Kansas City, MO 64113
Attention: Cortney E. Mendenhall
Facsimile: (816) 572-5095
Email: cmendenhall@polsinelli.com

and to the Holder Representative:

James C. Gale

152 W. 57th Street, 19th Floor
New York, NY 10019

Email: James.Gale@SignetHP.com

or to such other address or addresses as the parties may from time to time designate in writing.

12.3 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, however, that Acquiror and Merger Sub each may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Acquiror’s rights to seek indemnification hereunder) to (i) any Affiliate of the Acquiror or (ii) as collateral to any lender of Acquiror, Merger Sub, the Company or the Surviving Corporation or any of their respective Affiliates; provided that no such assignment shall relieve the Acquiror or Merger Sub of any obligation hereunder. Upon any such assignment by the Acquiror or Merger Sub, the references in this Agreement to the Acquiror or Merger Sub shall also apply to any such assignee unless the context otherwise requires. Any purported assignment without such prior written consent or as otherwise permitted by the terms of this Section 12.3 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

12.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, in the event the Closing occurs, the past, present and future officers and directors of the Company shall be intended third-party beneficiaries of, and shall be entitled to the protections of, Section 5.1, as applicable.

12.5 Expenses. Each party hereto (and the Stockholders on behalf of the Company) shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

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12.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

12.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.8 Schedules and Exhibits. The Schedules and Exhibit referenced herein are a part of this Agreement as if fully set forth herein. All references herein to articles, sections, paragraphs, Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or Schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or Schedules in respect of which such disclosure is reasonably apparent on its face. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

12.9 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

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12.10 Entire Agreement. This Agreement (together with the Schedules and Exhibits hereto) and that certain Confidentiality Agreement, dated as of July 12, 2012, between Acquiror and the Company, as amended by that certain Amendment to Confidentiality Agreement dated January 2014 (the “Confidentiality Agreement”) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby; provided, however, that this provision shall in no way limit a party’s rights against any other party in connection with fraud.

12.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the Stockholders shall not restrict the ability of the Board of Directors of the Company to terminate this Agreement in accordance with Section 9.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 12.11 to the extent permitted under Section 251(d) of the DGCL.

12.12 Publicity. All press releases or other public communications of any nature whatsoever relating to this Agreement or the transactions contemplated hereby, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Acquiror and the Holder Representative, which approval shall not be unreasonably withheld by any party; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is upon advice of counsel required by law, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

12.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

12.14 Jurisdiction. Any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 12.14.

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12.15 Service of Process. For purposes of this Agreement, each of the parties hereto hereby (i) consents to service of process in any legal action, suit or proceeding among the parties to this Agreement arising in whole or in part under or in connection with the negotiation, execution and performance of this Agreement in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with this Section 12.15 or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.2, will constitute good and valid service of process in any such legal action, suit or proceeding and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such legal action, suit or proceeding any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

12.16 Specific Performance and Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement (without any requirement to post any bond or other security in connection with seeking such relief), in addition to any other remedy to which any party is entitled at law or in equity, exclusively in the Delaware Chancery Court and any state appellate court therefrom within the State of Delaware (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). The parties hereto agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Company, on the one hand, and to prevent or restrain breaches of this Agreement by Acquiror or Merger Sub, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

12.17 No Reliance. There are no promises, representations, agreements, arrangements, or understandings, oral or written, among the Parties or any subset thereof relating to the subject matter of this Agreement which are not fully expressed in this Agreement. No Party has relied upon, and no Party shall be entitled to rely upon, any promises, representations, agreements, arrangements, or understandings, oral or written, among the Parties or any subset thereof relating to the subject matter of this Agreement which are not fully expressed in this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

ALBANY MOLECULAR RESEARCH, INC.

By	/s/ William S. Marth
Name:	William S. Marth
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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ALCU ACQUISITION CORP.

By:	/s/ William S. Marth
Name:	William S. Marth
Title:	President

[Signature Page to Agreement and Plan of Merger]

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CEDARBURG PHARMACEUTICALS, INC.

By:	/s/ R. Anthony Laughrey
Name:	R. Anthony Laughrey
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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/s/ James Gale
JAMES GALE

[Signature Page to Agreement and Plan of Merger]

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SCHEDULE A

CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“280G Stockholder Approval Procedures” has the meaning specified in Section 4.4.

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror-Funded Change in Control Payments” means the severance, retention, bonus or other similar payments owed to R. Anthony Laughrey and Randall Fortel as set forth on Schedule C.

“Acquiror Cure Period” has the meaning specified in Section 9.1(c).

“Acquiror Indemnified Parties” has the meaning specified in Section 11.2(a).

“Acquisition Transaction” has the meaning specified in Section 4.6.

“Action” means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Fully-Diluted Shares” means the aggregate number of shares of Common Stock (including the number of shares of Common Stock into which the Preferred Stock is convertible) held by all Stockholders immediately prior to the Effective Time.

“Agreement” has the meaning specified in the Preamble hereto.

“Alcon Expenses” means the payments in respect of ongoing contractual obligations, as set forth on Schedule B.

“Business” means the business of providing chemistry research and development services to pharmaceutical and biotechnology companies involved in drug development (including new chemical entities and generic products) and discovery and any and all activities related thereto, including, without limitation, medicinal chemistry, chemical development, biocatalysis, analytical chemistry services, small-scale manufacturing and large-scale manufacturing.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or required by Law to close.

“Capital Stock” means shares of Common Stock or Preferred Stock.

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“Cash and Cash Equivalents” means, as of the date in question, all cash and cash equivalent assets held by the Company less the sum of (i) all cash and cash equivalents that are not freely useable by the Company because they are subject to restrictions or limitations on use or distribution by Law, Contract or otherwise, including restrictions on dividends and repatriations and (ii) the amount of any unpaid checks and wire transfers issued prior to the date in question.

“Certificate of Merger” has the meaning specified in Section 1.1.

“Certificates” has the meaning specified in Section 1.7(a).

“Change in Control Payments” means, other than the Acquiror-Funded Change in Control Payments, (i) any severance, retention, bonus or other similar payment to any Person under any Contract (existing on or prior to the Closing Date) or Company Benefit Plan (including, without limitation, any amounts payable by the Company under COBRA (or similar state Laws) with respect to terminated employees), including to those Employees terminated directly in connection with the consummation of the transactions contemplated by this Agreement, (ii) any amount related to forgiveness of Indebtedness owed to the Company, (iii) any increase of any benefits otherwise payable by the Company that becomes effective (with or without notice or lapse of time or the occurrence or failure to occur of any act or event) as a result of the execution and delivery of this Agreement by the Company or the consummation of the Acquisition or any of the other transactions contemplated hereby and (iv) any withholding, payroll, employment or similar Taxes, if any, required to be withheld or paid by Acquiror (on behalf of the Company) or the Company with respect to any amounts payable pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement.

“Closing” has the meaning specified in Section 7.2.

“CLIA” has the meaning specified in Section 2.26(b).

“Closing Date” has the meaning specified in Section 7.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 2.12(a).

“Company Covenants” has the meaning specified in Section 11.2(a).

“Company Cure Period” has the meaning specified in Section 9.1(b).

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“Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company or used or held for use by the Company in the Business, as currently conducted and proposed to be conducted, and all Services. “Company Intellectual Property Assets” includes, without limitation, the Services, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

“Company Option” means each option to purchase shares of Common Stock set forth on Schedule 2.6(b).

“Confidentiality Agreement” has the meaning specified in Section 12.10.

“Contracts” means any written or binding oral contracts, agreements, subcontracts, leases, purchase orders or other instruments (including any amendments, addendums and other modifications thereto).

“Copyrights” has the meaning specified in the definition of “Intellectual Property.”

“Closing Statement” has the meaning specified in Section 1.6(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Disbursement Schedule” has the meaning specified in Section 1.5(b).

“Dissenting Shares” means Shares held by Persons who object to the Merger and comply with the provisions of the DGCL concerning the rights of Stockholders to dissent from the Merger and require appraisal of their Shares.

“Disclosure Schedule” means the Disclosure Schedule delivered by the Company to Acquiror and Merger Sub pursuant to Article II hereof concurrently with the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations or warranties contained in this Agreement.

“Dissenting Stockholder” means a holder of Dissenting Shares.

“Distribution Schedule” means a schedule, certified by the Holder Representative and to be delivered prior to Closing, setting forth the calculation of (i) the portion of Merger Consideration attributable to each Stockholder and (ii) the calculation of each Stockholders’ Pro Rata Portion.

“Effective Time” has the meaning specified in Section 1.8.

“Employees” means the employees of the Company.

“Environmental Laws” means any and all applicable foreign, United States federal, state or local laws (including, without limitation, common law), statutes, ordinances, rules, or regulations relating to pollution, the protection of the environment, the protection of worker or human health and safety, or the use, storage, treatment, handling, generation, Release, disposal, or transportation of Hazardous Materials.

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“Environmental Permits” has the meaning specified in Section 2.21.

“ERISA” has the meaning specified in Section 2.12(a).

“ERISA Affiliate” has the meaning specified in Section 2.12(e).

“Escrow Agent” means Wells Fargo, N.A.

“Escrow Agreement” has the meaning specified in Section 1.4(d).

“Escrow Amount” has the meaning specified in Section 1.4(d).

“Escrow Termination Date” has the meaning specified in Section 1.4(d).

“Estimated CIC Payments” has the meaning specified in Section 1.5(a).

“Estimated Closing Balance Sheet” has the meaning specified in Section 1.5(a).

“Estimated Closing Date Indebtedness” has the meaning specified in Section 1.5(a).

“Estimated Company Transaction Expenses” has the meaning specified in Section 1.5(a).

“Estimated Merger Consideration” has the meaning specified in Section 1.5(a).

“Estimated Ongoing Hauser Expenses” has the meaning specified in Section 1.5(a).

“Estimated Working Capital” has the meaning specified in Section 1.5(a).

“FDA” has the meaning specified in Section 2.26(a).

“FDCA” has the meaning specified in Section 2.26(b).

“Financial Statements” has the meaning specified in Section 2.7.

“Fully-Diluted Percentage” means, with respect to any Stockholder, a ratio (expressed as a percentage) equal to the number of Shares held by such holder immediately prior to the Effective Time divided by the Aggregate Fully-Diluted Shares.

“Fundamental Representations” has the meaning specified in Section 11.1.

“GAAP” means United States generally accepted accounting principles.

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“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

“Governmental Order” means, with respect to any Person, any order, judgment, injunction, decree, writ, stipulation, determination or award, or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Hazardous Material” means any chemical, waste, substance or mixture that is defined, listed or regulated under Environmental Law as “hazardous” or “toxic” (or words of similar meaning), or as a pollutant or contaminant, including, without limitation, petroleum or any fraction or by-product thereof, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls and chlorofluorocarbons.

“Health Care Law” has the meaning specified in Section 2.26(f).

“Holder Representative” has the meaning specified in Section 10.1.

“Indebtedness” means any liability, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, monies, notes, debentures, or similar instruments, (ii) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or services but excluding ordinary course current trade payables, (iii) in respect of guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person (for the avoidance of doubt, excluding any Ongoing Hauser Expenses), , (iv) relating to any deferred purchase price obligations related to past asset or stock acquisitions by the Company and (v) relating to any accrued interest, fees, expenses, premiums or penalties in respect of any of the foregoing that may become payable as a result of the consummation of the transactions contemplated by this Agreement, assuming the full repayment of all such Indebtedness; provided that the foregoing shall not include intercompany liabilities or obligations.

“Indemnification Claim” has the meaning specified in Section 11.3.

“Indemnified Party” has the meaning specified in Section 11.3.

“Indemnitor” means the party required to provide indemnification pursuant to Section 11.2; provided, however, that solely for the purposes of Sections 11.3 and 11.4, the Holder Representative shall be considered the Indemnitor with respect to claims for indemnification pursuant to Section 11.2(a) (it being understood that such status as an Indemnitor is solely for the purpose of providing the Holder Representative with the right to control the defense and settlement of any Action giving rise to an Indemnification Claim pursuant to Section 11.2(a) and such status shall not obligate the Holder Representative to provide any indemnification or otherwise impose any liability on the Holder Representative).

“Independent Accountant” has the meaning specified in Section 1.6(c).

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“Intellectual Property Assets” means any and all of the following, as they exist throughout the world: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (F) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“Knowledge”, including the phrase “to the knowledge” of any Person shall mean: (i) in the case of the Company, (A) the actual knowledge of R. Anthony Laughrey, Charles Boland, Randall Fortel and Theron Odlaug and (B) the knowledge a reasonable person in a similar capacity would have or be expected to have, and (ii) in the case of all other Persons, the actual knowledge of such Person’s executive officers.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means the real property leased or subleased by the Company, together with, to the extent leased or subleased by the Company, all buildings and other structures, facilities or improvements currently located thereon, all fixtures thereto, and all easements, licenses, rights, privileges and other appurtenances relating to the foregoing.

“Letter of Transmittal” has the meaning specified in Section 1.7(a).

“Licenses In” has the meaning specified in Section 2.20(a).

“Licenses Out” has the meaning specified in Section 2.20(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Losses” means claims, damages, liabilities, losses, Taxes (including, without limitation, loss of any Tax assets, benefits or deductions), fines, penalties, diminution of value (including losses calculated based on valuation multiples for losses of a recurring nature), costs, and expenses (including accumulated interest, reasonable attorneys’, accountants’, investigators’ and experts’ fees and expenses incurred in connection with the defense or investigation of any claim).

“Loss Payment” has the meaning specified in Section 11.6.

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“Majority Holders” has the meaning specified in Section 10.1.

“Marks” has the meaning specified in the definition of “Intellectual Property Assets.”

“Material Adverse Effect” means, with respect to any Person, any effect, change, fact, event or occurrence that has or would be reasonably likely to have a material adverse effect on the business, results of operations or financial condition of such Person and its Subsidiaries taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of any Person: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in economic, political, business or financial market conditions generally, (c) any change generally affecting any of the industries in which such Person or its Subsidiaries operates or the economy as a whole or (d) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Consideration” has the meaning specified in Section 1.4(c).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Multiemployer Plan” has the meaning specified in Section 2.12(e).

“Ongoing Hauser Expenses” means the ongoing payments required to settle the Company’s ongoing liabilities with respect to the discontinued operations of Hauser Pharmaceutical Services, Inc., as set forth on Schedule B.

“Option Per Share Amount” means, as of the date of the Closing Statement, the portion of the Estimated Merger Consideration allocable to each Company Option as set forth on the Distribution Schedule.

“Owned Real Property” means all real property and any fixtures or appurtenances thereto owned by the Company.

“Patents” has the meaning specified in the definition of “Intellectual Property Assets.”

“Permits” has the meaning specified in Section 2.17.

“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (iii) Liens securing rental payments under capital lease obligations, (iv) liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are matters of record, (v) Liens securing payment, or any other obligations, of the Company with respect to Indebtedness, (vi) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any Owned Real Property or Leased Real Property and (vii) Liens described on Schedule A-1.

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“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Preferred Stock” means, collectively, the Series A-2 Stock, the Series A-3 Stock and the Series B Stock.

“Preliminary Distribution Schedule” means the draft Distribution Schedule delivered by the Company to Acquiror not later than three Business Days prior to the anticipated Closing Date in accordance with Section 1.5(b).

“Pro Rata Portion” means, for each Stockholder, the percentage set forth opposite such Stockholder’s name on the Distribution Schedule.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Release” or “Released” have the meaning specified in Section 2.21.

“Section 280G Payments” has the meaning specified in Section 4.4.

“Seller Indemnified Parties” has the meaning specified in Section 11.2(b).

“Series A-2 Stock” means the Series A-2 Preferred Stock, par value $0.0001 per share, of the Company.

“Series A-3 Stock” means the Series A-3 Preferred Stock, par value $0.0001 per share, of the Company.

“Series B Stock” means the Series B Preferred Stock, par value $0.0001 per share, of the Company.

“Shares” has the meaning specified in Section 1.4(a).

“Special Indemnity Items” has the meaning specified in Section 11.2(a).

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“Straddle Period” means any taxable year or period that begins before and ends after the Closing Date.

“Stockholder” means a holder of shares of Common Stock or Preferred Stock.

“Stockholder Written Consent” has the meaning specified in Section 4.5.

“Subject Losses” has the meaning specified in Section 11.4(a).

“Subsidiary” means, with respect to a Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or 50% or more of the equity interests is owned, directly or indirectly, by such Person. The Subsidiaries of the Company are set forth on Schedule 2.2.

“Survival Expiration Date” has the meaning specified in Section 11.1.

“Surviving Corporation” has the meaning specified in Section 1.1.

“Target Working Capital” means $3,332,000.

“Taxes” means all federal, state, local, foreign or other tax, including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Contest” has the meaning specified in Section 6.2(c).

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Terminating Acquiror Breach” has the meaning specified in Section 9.1(c).

“Terminating Company Breach” has the meaning specified in Section 9.1(b).

“Termination Date” has the meaning specified in Section 9.1(b).

“Trade Secrets” has the meaning specified in the definition of “Intellectual Property Assets.”

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“Transaction Expenses” means the fees and expenses incurred (to the extent such fees and expenses are not paid prior to the Closing) by the Company, the Holder Representative on behalf of the Company and the Stockholders in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby: (a) the fees and disbursements of the financial advisor and outside counsel to the Company and/or the Holder Representative incurred in connection with the transactions contemplated hereby, (b) the fees and expenses of any other agents, advisors, consultants and experts employed by the Company and/or the Holder Representative in connection with the Merger, (c) any transaction fee payable to one or more Affiliates of the Holder Representative in connection with the Merger and (d) the expenses of the Holder Representative incurred, or that may be incurred, in such capacity.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988 and similar state, local and foreign laws related to plan closings, relocations, mass layoffs and employment losses.

“Working Capital” means (a) the current assets of the Company (other than (i) Cash and Cash Equivalents, and (ii) Deferred Tax - Current), less (b) the sum of (i) all reserves and allowances applicable to the current assets of the Company and (ii) all current liabilities (other than (A) Dividend accrual, (B) Current Debt, (C) CAPEX Line of Credit and (D) Working Capital Line of credit) of the Company, in each case determined in accordance with GAAP as of the close of business on the Closing Date, an in accordance with the schedule attached hereto as Schedule D. For the avoidance of doubt, “Working Capital” shall exclude net assets and net liabilities due to or from the parent or any subsidiary.

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